Exhibit 99.1

Virginia Commonwealth Bank and Bank of Lancaster Complete Merger

Merger of equals to
create powerful
community bank for
Central Virginia

Richmond, VA, April 3, 2017; Bay Banks of Virginia, Inc. (OTCQB: BAYK), holding company for Virginia Commonwealth Bank (formerly known as Bank of Lancaster) and Bay Trust Company, announced the completion of the previously-announced merger with Virginia BanCorp Inc. and its subsidiary, Virginia Commonwealth Bank, combining the two historic community banks in Central and Eastern Virginia. The combined assets of Virginia Commonwealth Bank of Petersburg, VA, and Kilmarnock-based Bank of Lancaster exceed $800 million. The combined entity will operate as Virginia Commonwealth Bank, with corporate headquarters located in Richmond.

"The agreement that was reached last year as a merger of equals is now a reality," explains Randal R. Greene, President and Chief Executive Officer of the combined company. "Our merger represents an important force for the financial growth of our current and future customers as well as the Central Virginia economy."

"Our shared vision for offering exceptional financial resources with a true community bank focus on our customers is a great asset for the region," says C. Frank Scott, III, chairman of the board of directors of the holding company of the bank.

Virginia Commonwealth Bank will leverage the strength of the two entities and its employees to offer premier services to consumers, businesses and wealth management. Gary Armstrong, a 31-year banking veteran who previously served as Park Sterling Bank's Richmond Market President, will serve as Virginia Commonwealth Bank's Executive Vice President, Richmond Market Executive. Armstrong has a solid background in business banking. Eric Nost, a certified financial planner who previously served as President of C&F Wealth Management Corp., a subsidiary of C&F Bank of West Point, Va., will serve as President of a new wealth management organization to be called Virginia Commonwealth Bank Trust and Wealth Management.

In November of last year, Bay Banks of Virginia, Inc., and Virginia BanCorp, Inc., signed a definitive agreement to merge. The holding company for Virginia Commonwealth Bank will continue as Bay Banks of Virginia, Inc.

"We are now in the process of converting the two banking systems into one and introducing the employees of 19 branch locations to each other and our vision for offering uncommon service to our customers," says Greene. While the merger is now official, Bank of Lancaster branches will fully convert to Virginia Commonwealth Bank once the bank operating systems are integrated during the third quarter of 2017. "We are committed to making the transition as seamless as possible for our customers and employees," Greene concludes.

About Bay Banks of Virginia, Inc.
Bay Banks of Virginia, Inc. is the bank holding company for Virginia Commonwealth Bank and Bay Trust Company.  Founded in the 1930's, Virginia Commonwealth Bank and formerly Bank of Lancaster, are now combined and headquartered in Richmond, Virginia.  With nineteen banking offices located throughout the Richmond market area, the Northern Neck region, Tri-Cities area of Petersburg, Hopewell and Colonial Heights, Middlesex County and Suffolk, the bank serves businesses, professionals and consumers with a wide variety of financial services, including retail and commercial banking, investment services, and mortgage banking.  Bay Trust Company provides management services for personal and corporate trusts, including estate planning, estate settlement and trust administration.
For further information, contact Randal R. Greene, President and Chief Executive Officer of the combined company, at 800-435-1140 or inquiries@baybanks.com.